Exhibit 4.65

This is an English translation

EQUITY PLEDGE AGREEMENT

Among

Qizhi Software (Beijing) Co., Ltd.

And

Zhenyu Xie

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EQUITY PLEDGE AGREEMENT

THIS EQUITY PLEDGE AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into on this 26th April of 2012 by and among:

(1)	Qizhi Software (Beijing) Co., Ltd., a wholly foreign owned enterprise duly established under the laws of the People’s Republic of China (“Party A”), with its registered address at East Suite, 4/F, C&W Plaza, No.14 Jiu Xian Qiao Road, Chaoyang District, Beijing;

(2)	Zhenyu Xie (“Party B”), a Chinese citizen, now being a shareholder of Beijing Star World Technology Company Limited (“Beijing Star World”), injecting RMB 3.5 million to the registered capital of Beijing Star World and holding 35% shares of Beijing Star World;

WHEREAS,

(1)	Beijing Star World has registered capital of RMB 10 million, with capital contribution method and shareholding structures as follows:-

1.	Zhenyu Xie, making cash contribution of RMB 3.5 million and holding 35% equity of Beijing Star World;

2.	Jianming Dong: making cash contribution of RMB 3.5 million and holding 35% equity of Beijing Star World;

3.	Zhengyu Chen: making cash contribution of RMB 3 million and holding 30% equity of Beijing Star World;

(2)	Party A signed series of Restructuring Agreements (as defined in Article 1 below) with Beijing Star World and its shareholders;

(3)	Party A wishes Party B will pledge all his/her shares of Beijing Star World (being 35% equity of Beijing Star World as a result of RMB 3.5 million contribution)to Party A totally, to secure the performance of the Restructuring Agreements by Party B.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

1.	For the purpose of this Agreement, unless it is otherwise required by the context, the following terms shall have the meaning defined below:

1.1	“Pledgee” shall mean Party A, i.e. Qizhi Software (Beijing) Co., Ltd.

1.2	“Pledgor” shall mean Party B.

1.3	“China” shall mean the People’s Republic of China, and for the purpose of this Agreement, it shall exclude Hong Kong SAR, Macau SAR and Taiwan.

1.4	“Pledged Equity” shall mean 35% equity of Beijing Star World jointly held and pledged by the Pledgor to the Pledgee.

1.5	“Restructuring Agreements” shall mean series of contracts, agreements and legal documents signed by Party A and Beijing Star World for the purpose of reorganization (refer to the list contained attached hereto).

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ARTICLE 2 PLEDGE

2.1	In order to secure that Beijing Star World will duly and fully perform the Restructuring Agreements, Party B, as the shareholder of Beijing Star World, hereby agrees to pledge 35% equity of Beijing Star World (as a result of RMB 3.5 million contribution) to Party A, so as to ensure Beijing Star World’s performance of its obligations under the Restructuring Agreements. The pledged debt is up to RMB 3.5 million. Party B by his/her 35% equity of Beijing Star World (as a result of RMB 3.5 million contribution), hereby warrants to Party A that Beijing Star World will duly and fully perform its obligations under the Restructuring Agreements in accordance with the terms and conditions of the Restructuring Agreements.

2.2	The guaranty under the Pledged Equity only covers Beijing Star World’s performance of the Restructuring Agreements as listed in Appendix A hereto and all amendments or supplementations thereto; unless it is otherwise agreed by the Parties in written forms, it does not cover the performance of any contract, agreement or arrangement other than the foregoing Restructuring Agreements and all amendments or supplementations thereto.

ARTICLE 3 COMPLETION

3.1	Party A and Party B hereby agree that, upon execution of this Agreement, they will cooperate with each other to timely complete all necessary formalities relating to the Equity Pledge.

3.2	After the completion of formalities relation to the Equity Pledge, Party A will have the right of pledge in the Equity in accordance with this Agreement; however, unless it is otherwise agreed by the Parties in the Restructuring Agreements, Party A shall not participate in or interfere with Beijing Star World’s normal operations.

3.3	After the Equity is pledged by Party B his/her rights and obligations as the shareholder of Beijing Star World will not be affected. Party B shall his/her best efforts to ensure that Beijing Star World will carry out business operations normally during the term of this Agreement, and to maintain and increase the value of the Equity.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1	Each Party hereby represents and warrants to each other that it has full power and authority to execute and perform this Agreement, that the authorized representative with his signature on this Agreement has been duly authorized by a valid power of attorney or by the board of directors to execute this Agreement, and that this Agreement constitutes effective and binding obligations on it in accordance with the terms and conditions hereof.

4.3	Party B hereby makes the following representations and warranties to Party A:

(1)	The Equity pledged to Party A hereunder is free from any other encumbrance on the date of this Agreement;

(2)	He/she will procure Beijing Star World to perform all obligations under the Restructuring Agreements and comply with all terms and conditions of the Restructuring Agreements;

(3)	Without the written consent of Party A, Party B may not dispose of the Pledge Equity in whatever forms;

(4)	Without the written consent of Party A, Party B may not permit Beijing Star World to merge, consolidate or otherwise reorganize with any other company or entity;

(5)	He/she will not commit any act which likely has material adverse effect on the Pledged Equity or Party A’s right of pledge hereunder.

ARTICLE 5 RIGHTS AND REMEDIES

5.1	Upon occurrence of any of the following circumstances, Party B agrees that Party A may enforce its right of pledge in accordance with Article 5.2 below:

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(1)	Beijing Star World fails to perform any obligation under the Restructuring Agreements, and fails to make correction within thirty (30) days upon receipt of a written notice from Party A;

(2)	Beijing Star World’s business or major business decision is obviously harmful to its operations, or Party A reasonably considers that such act will have material adverse effect on Beijing Star World, and Beijing Star World fails to make correction within (30) days upon receipt of a written notice from Party A;

(3)	Beijing Star World materially violates any provision of the Restructuring Agreements and constitutes fundamental breach of contract.

5.2	If Beijing Star World commits any act listed in Article 5.1 above, Party A may dispose of the Pledged Equity by giving a written notice. In that case, Party B shall cooperate with Party A, and shall execute all necessary documents and take all necessary actions according to Party A’s instructions.

ARTICLE 6 CONFIDENTIALITY

6.1	Each Party shall reasonably keep (and shall procure its agents, officers and employees, if applicable to reasonably keep) confidentiality of all confidential information, and may not disclose such information to any other person without the written consent of the other Parties.

6.2	Notwithstanding Article 6.1 above, the confidentiality obligation shall not be applied to:

(a)	Any information received from any Party becomes or has become known publicly, without intentional action or negligence or inaction of any Party or its agent, consultant, director, officer, employee or representative;

(b)	Disclosure of any information is required by any applicable law or any regulation or rule of any government authority, statutory agency or regulatory agency; and

(c)	Any information disclosed by any Party to its bank, financial consultant, advisor, legal consultant or any other consultant for the purpose of this Agreement.

6.3	The confidentiality obligation mentioned above shall survive after termination of this Agreement without limitation of time, until and unless any confidential information enters into the public domain according to the provisions above.

ARTICLE 7 EARLIER TERMINATION

7.1	Party A may terminate this Agreement by giving a written notice to Party B. Upon termination of this Agreement, the Pledged Equity shall be disposed of according to the instructions in Party A’s written notice issued at that time.

7.2	Termination of this Agreement according to this Article 7 will not affect the rights and obligations have been accrued to the Parties.

ARTICLE 8 INDEMNITY

Without prejudice to other terms and conditions of this Agreement, each Party shall indemnify other Party/Parties against all losses, liabilities, costs, claims, actions, damages, expenses and demands resulting from de facto or alleged misrepresentation or violation of any representation, warranty and/or agreement herein. The Party shall also indemnify the other Party/Parties against all reasonable costs, expenses and fees incurred from investigation, rebutter or defense against any action or claim.

ARTICLE 9 DURATION

9.1	This Agreement shall become effective as from the date of execution. The duration of this Agreement shall be same as that of the Restructuring Agreements, unless this Agreement is terminated according to Article 7 hereof.

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9.2	Upon expiration of this Agreement, the Parties hereby agree that this Agreement shall be automatically renewed for another term, and the renewed term shall be same as that of the Restructuring Agreements.

ARTICLE 10 LIABILITIES FOR BREACH OF CONTRACT

10.1	Unless it is caused by any event described in Article 11 hereof, if any Party fails to perform, or suspends or delays the performance of any obligation hereunder or any part thereof, and fails to make correction within 30 days upon receipt of a written notice from any other Party, it shall be deemed as breach of contract and the said Party shall be subject to the liabilities accordingly.

10.2	If any Party (“Breaching Party”) violates this Agreement and causes any other Party (“Non-breaching Party”) to suffer any losses (including but not limited to losses of profit or interest) or incur any costs or liabilities, in addition to other liabilities stipulated herein, the Breaching Party shall indemnify the Non-breaching Party against and hold the Non-breaching Party harmless from such loses (including but not limited to losses of profit or interest), costs, liabilities and attorney’s fees.

ARTICLE 11 FORCE MAJEURE

11.1	If any Party (“Affected Party”) can not perform any obligation hereunder due to any event of force majeure (including but not limited to war, civil or political commotion, riot, epidemic, strike (excluding strike affecting the employees of the Affected Party only), fire, typhoon, earthquake, floods or any other event unforeseeable, inevitable and uncontrollable), the Affected Party shall make best efforts to alleviate the influence caused by such event and immediately give a notice to other Parties, and provide other Parties with a certificate of such event issued by the relevant authority within 14 days upon the occurrence of such event by means of registered mail.

11.2	The Affected Party is not liable for any failure or delay in performance of any obligation hereunder or any part thereof due to any event of force majeure. However, the Affected Party shall immediately perform its obligations after the end of such event.

ARTICLE 12 GOVERNING LAW AND DISPUTE SETTLEMENT

12.1	This Agreement shall be governed by and construed in accordance with the applicable laws of China.

12.2	Any dispute arising from the formation, performance, termination or validity of this Agreement or in connection with this Agreement shall be settled by the Parties through friendly negotiation. If no settlement can be reached through negotiation, the dispute shall be submitted to Beijing Arbitration Commission for arbitration in accordance with its effective arbitration rules and procedures when the petition for arbitration is filed.

One arbitrator shall be appointed according to the foregoing rules and procedures. The arbitral award shall be final and binding upon the Parties. Unless it is otherwise decided in the award, the costs and expenses incurred from the arbitration shall be paid by the losing party to the winning party. If any Party has to enforce the award through action, the losing party shall also indemnify the said Party against all reasonable costs and legal expenses incurred from such enforcement.

12.3	During the course of arbitration, the Parties shall continue to perform this Agreement, other than the parts of this Agreement which is involved in the dispute.

ARTICLE 13 NOTICE

13.1	Any notice sent by a Party to other Parties hereunder shall be sent by means of personal delivery, fax, registered mail with postage prepaid or recognized courier service to the following addresses or fax numbers, which may be changed from time to time. The initial address and fax number of each Party are listed below:

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Party A:	Qizhi Software (Beijing) Co., Ltd.

Add.:	East Suite, 4/F, C&W Plaza, No.14, Jiu Xian Qiao Road, Chaoyang District, Beijing
Zip Code:	10016
Fax:	58781001

Party B:	Zhenyu Xie

Add.:
Zip Code:
Fax:

Such notices or communications shall be deemed as being duly delivered at the following date:

(a)	In case of personal delivery, upon delivery; or

(b)	In case of mail with postage prepaid, three (3) days after the mail is duly posted; or

(c)	In case of fax, when the fax transmission report is received by the sender, indicating the notice or communication has been fully transmitted to the fax machine of the receiver or any other similar receiving device; or

(d)	In case of courier service, two (2) days after the parcel is received by the courier service company.

The certificate proving that the notice or communication has been served by personal delivery, or the envelope containing the notice or communication has been correctly addressed and posted as a mail with postage prepaid, or the fax transmission report proving the successful transmission of notice or communication, or certificate proving the parcel containing notice or document has been correctly addressed and received by the courier service company shall be deemed as the sufficient evidence regarding the service of relevant notice or communication.

ARTICLE 14 ASSIGNMENT

No Party may assign its rights and obligations hereunder to any third party, without the prior written approval of other Parties. Any attempted assignment of right, obligation or liability hereunder without the aforesaid approval is null and void.

ARTICLE 15 INURE

This Agreement is inure to and binding upon the Parties and their successors and assigns.

ARTICLE 16 WAIVER

No provision of this Agreement may be waived or amended unless it is signed and approved by the interested Parties in written forms. Any delay, failure or procrastination by any Party in exercising its remedies shall not be deemed as waiver, and exercise of any remedy or any part thereof shall not preclude it from taking further remedies. Any waiver or consent of any Party is only effective under the specific conditions and for a specific purpose, and such waiver or consent, regardless of its frequency, shall not be deemed as a further waiver or consent.

ARTICLE 17 REMEDIES

Any remedy described herein shall not preclude any other remedy granted by the laws, equity laws, regulations or any other rule; all such remedies are cumulative, and will be incorporated into other remedies granted hereunder or other current or future remedies granted by the laws, equity laws, regulations or any other rule.

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Exercise of one or more than one remedies by any Party hereunder shall not preclude the Party from exercising any other remedies.

ARTICLE 18 ENTIRE AGREEMENT

18.1	This Agreement (including all annexes hereto) constitutes an entire agreement among the Parties with respect to the subject matter hereof, and no Party relies upon any representation or warranty of any other Party not contained herein. No amendment to this Agreement is effective unless it is signed by the Parties in written forms.

18.2	This Agreement shall supersede all prior agreements, arrangements and warranties with respect to the subject matter of this Agreement. Such prior agreements, arrangements and warranties shall become ineffective on the date when this Agreement is executed.

ARTICLE 19 SEVERABILITY AND ENFORCEABILITY

19.1	If one or several provisions hereof are announced or held (whether officially or non-officially) as illegal or invalid by any competent authority, or are unenforceable under any applicable law of any jurisdiction, then:

(i)	Such provision shall be deemed as severable from the remaining provisions of this Agreement, and the remaining provisions shall keep full force and effect;

(ii)	Without prejudice to the right of appeal to the relevant authority for position of such provision, such invalid or unenforceable provision shall be deleted from this Agreement; provided, however, if such deletion substantially affects or changes the commercial basis of this Agreement, the Parties shall reach a good-faith agreement on the new provision to replace such invalid or unenforceable provision. The new provision shall be valid or enforceable, and shall achieve the intent closest to that of the invalid or unenforceable provision.

19.2	If any applicable law prohibits or restricts the performance of this Agreement or any part hereof or otherwise affects any right of any Party hereunder, the Parties hereby agree that they will enter into another agreement containing the commercial terms and conditions described herein, so as to ensure full exercise and performance of all rights and obligations hereunder.

ARTICLE 20 TIME OF ESSENCE

Any time, date or period referred to herein may be extended if the extension is agreed upon by the Parties, but time is of the essence with respect to the time, date or period originally agreed upon and not extended, or any time, date or period extended according to the provision mentioned above.

ARTICLE 21 FURTHER ASSURANCE

In order to effectuate the terms and conditions of this Agreement, each Party shall execute and take all necessary actions, and shall procure all other persons, companies or branches (if necessary) to further execute all necessary documents, agreements and covenants, and make all necessary actions and things.

ARTICLE 22 COUNTERPARTS

This Agreement is written in Chinese and executed in three counterparts, one for each Party hereto and each being of equal legal force.

ARTICLE 23 EFFECTIVENESS

This Agreement shall become effective as of being duly signed and sealed by the Parties.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date indicated first above.

Party A: Qizhi Software (Beijing) Co., Ltd.

/s/ [Company Stamp of Qizhi Software (Beijing) Co., Ltd.]

Party B:

Zhenyu Xie

/s/ Zhenyu Xie

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APPENDIX A

LIST OF RESTRUCTURING AGREEMENTS

1.	Equity Disposition Agreement signed by Party A, Zhenyu Xie, Jianming Dong, Zhengyu Chen and Beijing Star World on April 26, 2012;

2.	Business Operation Agreement signed by Party A, Zhenyu Xie, Jianming Dong, Zhengyu Chen and Beijing Star World on December 17 2009.